Exhibit 99.1

AMERICAN FINANCIAL GROUP, INC. ANNOUNCES

3-FOR-2 STOCK SPLIT AND

INCREASES ITS DIVIDEND BY 9%

Cincinnati, Ohio - November 15, 2006 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that its Board of Directors has approved a 3-for-2 common stock split. As a result of the stock split, one additional common share will be issued on December 15, 2006, for every two common shares held by shareholders of record as of close of business on November 30, 2006. At November 1, 2006, AFG had 79,513,318 shares of common stock outstanding.

The Board of Directors also approved an increase in the company's annual cash dividend from $.55 to $.60 per share of common stock. The new dividend rate represents a 9 percent increase over the dividend paid in 2006. The increased dividend, when declared, will be paid on a quarterly basis of $.15 per share of common stock ($.10 per share after giving effect to the 3-for-2 stock split) beginning in January of 2007.

In lieu of issuing fractional shares, the company will pay cash for fractional shares based on the closing price of the common stock on the record date as reported by the New York Stock Exchange. The additional shares will be delivered in uncertificated book-entry form by AFG's stock transfer agent after the close of business on December 15, 2006. Shareholders will receive instructions for requesting a share certificate for all or a portion of their book-entry shares of AFG from the transfer agent, American Stock Transfer & Trust Company. After the split, AFG will have approximately 120 million shares outstanding.

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, stated, "We've been pleased with the company's momentum as demonstrated by an annual compound growth rate in the stock price plus dividends of 20% over the past three years, plus a 33% increase through November 15 of this year. The company's financial performance so far this year has been outstanding, with strong growth in book value per share. We indicated previously that the Board and management intended to review AFG's dividend policy on an annual basis. Like last year, we are pleased that the outcome of this year's review resulted in another increase in the cash dividend along with the stock split. These actions continue to reflect the confidence of the Board and management in the company's long-term business and financial outlook and our focus on increasing shareholder value."

"We believe that increasing the number of shares available will benefit shareholders in the longer term by enhancing the liquidity of the stock and making it more attractive to both institutional and individual investors," they added.

Click here to access "Frequently Asked Questions" about the stock split.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.

Contacts:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President - Investor Relations		www.GreatAmericanInsurance.com
American Financial Group, Inc.
(513) 579-6652

American Stock Transfer & Trust Company
Shareholder Services
6201 15th Avenue
Brooklyn, NY 11219
Toll-free: 866-668-6550
World Wide: 718-921-8346

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